                                  EXHIBIT (99)


                                OXFORD LETTERHEAD






                                         Re:  Oxford Health Plans, Inc.
                                              800 Connecticut Avenue
                                              Norwalk, CT  06854
For Further Information:

Stephen F. Wiggins
Chairman
(203) 852-1442

FOR IMMEDIATE RELEASE
August 5, 1997

   OXFORD HEALTH PLANS REPORTS 66 PERCENT EARNINGS INCREASE IN SECOND QUARTER WILLIAM M. SULLIVAN PROMOTED TO CHIEF EXECUTIVE OFFICER; WIGGINS TO REMAIN
                              OFFICER AND CHAIRMAN

         NORWALK, CONNECTICUT, AUGUST 5, 1997--Oxford Health Plans, Inc. (NASDAQ:OXHP) today reported that second quarter 1997 net earnings rose 66 percent on a revenue increase of 46 percent when compared with the second quarter of 1996. The earnings growth was driven by increased enrollment in the Company's fully insured programs and stable medical expense trends.

         Total revenues for the second quarter ended June 30, 1997 reached $1.06 billion, a 46 percent increase from $725.3 million a year ago. Operating earnings jumped 59 percent to $63.2 million compared with $39.8 million in the second quarter of 1996. Net earnings increased 66 percent to $37.2 million, or $.45 per share, from $22.5 million, or $.28 per share, in the prior year's second quarter.

         For the six months ended June 30, 1997, the Company's revenues totaled $2.05 billion, a 48 percent increase from $1.38 billion for the first six months of 1996. Operating earnings rose to $123.0 million, an increase of 69 percent from the $72.9 million earned in the first six months of 1996, while net earnings for the first six months of 1997 increased 75 percent to $71.6 million, or $.87 per share, from $41.0 million, or $.53 per share, for the first six months of 1996.

         Oxford's enrollment totaled approximately 1,833,500 members at June 30, 1997, an increase of almost 95,000 during the second quarter of 1997 and almost 39 percent higher than membership at the end of last year's second quarter. All of this new membership has come from fully insured enrollment which has continued to grow in the third quarter of 1997. More than 80,000 net new members have enrolled since the end of June 1997, bringing total membership to approximately 1,915,000 as of August 1, 1997. The strong earnings and enrollment growth continue to reflect the popularity and quality of Oxford's products.

         The Company's medical-loss ratio for second quarter of 1997 was 79.7% compared with 80.3% in the second quarter of 1996 and 80.2% for the first quarter of 1997. The Company believes that it continues to benefit from better provider contracts and strengthened medical management programs.

                                     -more-


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Oxford Health Plans, Inc.
August 5, 1997

         Administrative expenses were 15.8% of operating revenue for the second quarter of 1997, compared with 15.9% for the second quarter of 1996.

         The Company's balance sheet continues to show high levels of premiums receivable resulting from delays earlier this year in billing associated with the conversion of certain of the Company's operations to a new computer system, but receivables have slightly decreased measured by days in operating revenues outstanding as the Company's billing has returned to normal cycles. Medical cost payable have decreased by $125.6 million from March 31, 1997 as the result of more rapid claims payments by the Company and advances made against provider claims aggregating approximately $271 million at June 30, 1997.

         Oxford also announced the promotion of William Sullivan to the position of Chief Executive Officer. Stephen F. Wiggins, the Company's founder, will remain an officer of the Company as Oxford's Chairman. "Bill has filled the role of CEO for the past twelve months, so this promotion is really just a reflection of the status quo" said Mr. Wiggins. "He's a great leader and his success in guiding the Company through the problems created by our recent computer conversion shows he has the qualities we need to propel Oxford to the next level. He has been a part of our team for ten years and is well-known both inside and outside of the Company."

         Mr. Sullivan joined Oxford in 1987 from Lincoln National Corporation and has worked in all facets of the Company over the past ten years. "Steve and I are neighbors and we've grown up in the business together. We get along and compliment each other very well. We will continue working as a team to build Oxford", said Mr. Sullivan.

         Mr. Wiggins will continue to focus on strategy, new business opportunities, new markets, government relations and employee development. He will also take a more active role in building Oxford's specialty business, which the Company believes can become a major contributor to revenue and earnings growth.

                                      #####

         Oxford's product lines include traditional health maintenance organizations, point-of service plans, third-party administration of employer funded benefit plans, Medicare and Medicaid plans, and dental plans. Oxford markets its health plans to employers in New York, New Jersey, Pennsylvania, Connecticut and New Hampshire through its direct sales force and through independent insurance agents and brokers.


                             FINANCIAL TABLES FOLLOW


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                   OXFORD HEALTH PLANS, INC. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF EARNINGS
                THREE AND SIX MONTHS ENDED JUNE 30, 1997 AND 1996
              (IN THOUSANDS, EXCEPT PER SHARE AND MEMBERSHIP DATA)
                                   (UNAUDITED)


                                                     THREE MONTHS                  SIX MONTHS
                                                     ENDED JUNE 30                ENDED JUNE 30
                                             -------------------------       -------------------------
                                                 1997            1996          1997            1996
                                             -----------       -------       ---------       ---------
Revenues:
   Premiums earned                           $ 1,044,510       712,768       2,014,625       1,360,950
   Third-party administration, net                 3,040         2,346           6,116           5,528
   Investment and other income, net               14,374        10,214          28,498          16,990
                                             -----------       -------       ---------       ---------
          Total revenues                       1,061,924       725,328       2,049,239       1,383,468
                                             -----------       -------       ---------       ---------

Expenses:
   Health care services                          832,790       572,016       1,610,526       1,090,232
   Marketing, general and administrative         165,922       113,553         315,706         220,313
                                             -----------       -------       ---------       ---------
          Total expenses                         998,712       685,569       1,926,232       1,310,545
                                             -----------       -------       ---------       ---------

Operating earnings                                63,212        39,759         123,007          72,923

Equity in loss of affiliate                         (120)       (1,000)         (1,020)         (2,050)
                                             -----------       -------       ---------       ---------
Earnings before income taxes                      63,092        38,759         121,987          70,873
Provision for income taxes                        25,917        16,301          50,433          29,898
                                             -----------       -------       ---------       ---------
Net earnings                                 $    37,175        22,458          71,554          40,975
                                             ===========       =======       =========       =========


Earnings per common and common
  equivalent share:
      Primary                                $       .45           .28             .87             .53
      Fully diluted                          $       .45           .28             .87             .53

Weighted average common stock and
  common stock equivalents outstanding:
      Primary                                     82,674        80,791          82,513          77,988
      Fully diluted                               82,818        80,791          82,683          77,988


                                                                   Membership at
                                                                      June 30
                                                             -------------------------
MEMBERSHIP HIGHLIGHTS                                          1997            1996           Increase
                                                             ---------       ---------        --------
Freedom Plan                                                 1,218,300         882,000         336,300
HMO                                                            235,900         165,500          70,400
Medicare                                                       145,600          98,000          47,600
Medicaid                                                       187,600         136,000          51,600
                                                             ---------       ---------         -------
Total Fully Insured                                          1,787,400       1,281,500         505,900
Self-funded                                                     46,100          39,600           6,500
                                                             ---------       ---------         -------
Total Membership                                             1,833,500       1,321,100         512,400
                                                             =========       =========         =======

                   OXFORD HEALTH PLANS, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                       JUNE 30, 1997 AND DECEMBER 31, 1996
                        (IN THOUSANDS, EXCEPT SHARE DATA)


                                                      ASSETS
                                                                                       JUN. 30,       DEC. 31,
                                                                                         1997           1996
                                                                                      -----------    ---------
Current assets:                                                                       (Unaudited)
   Cash and cash equivalents                                                          $   23,809        72,160
   Short-term investments-available for sale, at market value                            664,846       767,312
   Premiums receivable                                                                   421,828       315,126
   Other receivables                                                                      19,323        26,343
   Prepaid expenses and other current assets                                               5,076         5,814
   Deferred income taxes                                                                   7,127        13,771
                                                                                      ----------     ---------
        Total current assets                                                           1,142,009     1,200,526

Property and equipment, at cost, net of accumulated depreciation and
      amortization of $95,838 in 1997 and $69,739 in 1996                                121,279       104,954
Deferred income taxes                                                                      7,320         5,700
Other noncurrent assets                                                                   58,647        35,559
                                                                                      ----------     ---------
        Total assets                                                                  $1,329,255     1,346,739
                                                                                      ==========     =========


                                        LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Medical costs payable                                                              $  532,237       624,359
   Trade accounts payable and accrued expenses                                            71,491        51,256
   Income taxes payable                                                                   19,000         9,902
   Unearned premiums                                                                      16,480        63,052
                                                                                      ----------     ---------
        Total liabilities                                                                639,208       748,569
                                                                                      ----------     ---------

Shareholders' equity:
   Preferred stock, $.01 par value, authorized 2,000,000 shares                             --            --
   Common stock, $.01 par value, authorized 400,000,000
        shares; issued and outstanding 78,284,932 in 1997
        and 77,376,282 in 1996                                                               783           774
   Additional paid-in capital                                                            410,247       391,602
   Retained earnings                                                                     267,344       195,790
   Unrealized net appreciation of investments                                             11,673        10,004
                                                                                      ----------     ---------
        Total shareholders' equity                                                       690,047       598,170
                                                                                      ----------     ---------
        Total liabilities and shareholders' equity                                    $1,329,255     1,346,739
                                                                                      ==========     =========